Exhibit (a)(5)(xii)

Bristol Myers Squibb Announces Expiration of RayzeBio Tender Offer

PRINCETON, N.J. – FEBRUARY 23, 2024 – Bristol Myers Squibb (NYSE: BMY) today announced that its previously announced tender offer (the “Offer”) to acquire all of the outstanding shares of RayzeBio, Inc. (Nasdaq: RYZB) common stock for a purchase price of $62.50 per share in cash, or approximately $4.1 billion, expired at one minute after 11:59 p.m., Eastern Time, on February 22, 2024 (the “Expiration Time”).

Equiniti Trust Company, the depositary for the Offer, has advised that, as of the Expiration Time, approximately 53,052,499 shares of RazyeBio common stock were validly tendered and not validly withdrawn pursuant to the Offer, representing approximately 86% of the issued and outstanding shares of RayzeBio common stock at the Expiration Time.

The parties expect the transaction to close on February 26, 2024, promptly following the acceptance of all shares of common stock validly tendered and not validly withdrawn pursuant to the Offer.

RayzeBio stockholders can direct questions regarding the Offer to Georgeson LLC, the information agent for the Offer, toll free at 1-888-815-8542 or by email at rayzebio@georgeson.com.

About Bristol Myers Squibb

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

Additional Information about the Tender Offer and Where to Find It

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of RayzeBio or any other securities, nor is it a substitute for the tender offer materials described herein.  At the time the tender offer was commenced, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, was filed by Bristol Myers Squibb and Rudolph Merger Sub Inc., a wholly owned indirect subsidiary of Bristol Myers Squibb, with the SEC, and a solicitation/recommendation statement on Schedule 14D-9 was filed by RayzeBio with the U.S. Securities and Exchange Commission, or the SEC.  The offer to purchase shares of RayzeBio common stock is being made only pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation statement, and other documents filed with the SEC on the SEC’s website at www.sec.gov or by directing such requests to the information agent for the offer, who is named in the tender offer statement.  The offer to purchase and related tender offer documents may also be obtained for free on Bristol Myers Squibb’s website at www.bms.com/investors.  In addition, Bristol Myers Squibb and RayzeBio each files annual, quarterly and current reports and other information with the SEC, which are also available to the public at no charge at www.sec.gov.

Cautionary Statement Regarding Forward Looking-Statements

This communication contains “forward-looking statements” regarding, among other things, the acquisition of RayzeBio by Bristol Myers Squibb. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Actual results may differ materially from current expectations because of numerous risks and uncertainties including with respect to (i) timing of the closing of the merger, (ii) the risk that the expected benefits or synergies of the acquisition will not be realized, including with respect to RayzeBio’s pipeline of RPTs, (iii) risks associated with legal proceedings instituted related to the merger agreement, and (iv) unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the consummation of the proposed transaction and/or potential difficulties in employee retention as a result of the consummation of the proposed transaction. Forward-looking statements in this communication should be evaluated together with the many uncertainties that affect Bristol Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2023 and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and other documents that may be filed by Bristol Myers Squibb from time to time with the U.S. Securities and Exchange Commission. Bristol Myers Squibb does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made.

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